EXHIBIT 5.1

PILLSBURY WINTHROP LLP 50 Fremont Street San Francisco, CA 94105

March 20, 2002

The Immune Response Corporation 5931 Darwin Court Carlsbad, CA 92008 Re: Registration Statement on Form S-8

Ladies and Gentlemen:

With reference to the Registration Statement on Form S-8 to be filed by The Immune Response Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, relating to the aggregate of 4,000,000 shares of the Company’s Common Stock issuable pursuant to a stock option agreement, by and between the Company and John N. Bonfiglio, effective as of January 13, 2003 (the “Agreement”) and The Immune Response Corporation 2003 Stock Plan (the “Plan”), it is our opinion that such shares of the Common Stock of the Company, when issued in accordance with the terms of the Agreement and the Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement.

Very truly yours, /s/ Pillsbury Winthrop LLP PILLSBURY WINTHROP LLP